Exhibit 99.1

Parkway Acquisition Corp. Announces Second Quarter 2020 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, August 7, 2020 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced second quarter 2020 earnings.

Parkway recorded net income of $1.1 million, or $0.18 per share, for the quarter ended June 30, 2020 compared to net income of $1.7 million, or $0.28 per share, for the same period in 2019. “We are pleased with our second quarter earnings, despite the negative economic impacts of the COVID-19 pandemic,” said Blake Edwards, President and Chief Executive Officer. He continued, “Our net interest margin was immediately impacted by the Federal Reserve’s lowering of the fed funds rate again in March, and we’ve increased loan loss reserves in response to increasing unemployment rates and deteriorating economic conditions. While this has certainly been a challenging time for us all, it has also been a time that has only strengthened my pride in being a part of community banking. I have watched as our bank, and many community banks around us, stepped forward and led the nation in administering the Paycheck Protection Program (“PPP”). As of today our bank alone has processed almost 1,300 PPP applications for $81.7 million in funding which helped to preserve over 12,000 jobs throughout our communities. Our staff worked day and night to make this happen and our bank was even recognized nationally in an article in Forbes magazine for the level of PPP loans we processed given the size of our bank. I’ve also watched our employees going to work every day to keep our bank open and provide essential financial services to our customers despite the risks involved. We have assisted our customers with the waiving of fees and various loan payment accommodations, and we have been active throughout our communities, partnering with various nonprofit organizations to assist our friends and neighbors in their time of need. We have also continued to focus on our long-term growth strategy with the recent openings of branches in Hickory and Hudson, North Carolina, and the addition of experienced commercial lenders.”

Edwards concluded, “COVID-19 will continue to impact our operations in the near term. Fee income from PPP loans will likely have a positive impact on earnings while low interest rates will continue to compress our net interest margin and prolonged economic deterioration may require further additions to loan loss reserves. However, despite the short-term impacts of COVID-19, we continue to believe we are well positioned for future growth and success and we will continue the tremendous work of being a true community bank and delivering on our promise to be Always Our Best for our customers, employees, and shareholders alike.”

Executive Summary

●	Net income was $1.1 million in the second quarter of 2020, compared to $1.7 million in the second quarter of 2019.
●	Earnings per share were $0.18 in the second quarter of 2020, compared to $0.28 in the second quarter of 2019.
●

Net interest margin (“NIM”) was 3.95% for the second quarter 2020, compared to 4.28% in the first quarter of 2020, and 4.54% in the second quarter of 2019. NIM compression in the second quarter of 2020 can be primarily attributed to the swift reduction in short term interest rates towards the end of the first quarter of 2020.

●	Total assets increased 16.74% to $794.2 million at June 30, 2020 from $680.3 million a year earlier.
●	Net loans increased $99.9 million, or 18.30%, to $645.9 million at June 30, 2020, from $546.0 million a year earlier.
●	Total deposits increased 15.46%, to $691.2 million at June 30, 2020 from $598.7 million a year earlier.
●	Return on average assets decreased to 0.58% for the quarter ended June 30, 2020, from 1.03% for the quarter ended June 30, 2019.
●	Return on average equity decreased to 5.36% for the quarter ended June 30, 2020, from 8.92% for the quarter ended June 30, 2019.

Balance Sheet Review

Total assets increased in the second quarter of 2020 by $77.7 million, or 10.85%, to $794.2 million at June 30, 2020 from $716.5 million at March 31, 2020, and increased by $87.9 million, or 12.45%, from $706.3 million at December 31, 2019. The increase in total assets during the quarter mainly related to increases in loans and deposits from the PPP program.

Total loans increased during the second quarter by $73.4 million, or 12.72%, to $650.6 million at June 30, 2020 from $577.2 million at March 31, 2020, and increased by $80.2 million, or 14.07% compared to $570.4 million at December 31, 2019. Gross loans for the second quarter of 2020 included $79.9 million in PPP loans, and deferred fees of $2.9 million.

Investment securities increased by $3.8 million during the second quarter to $33.0 million at June 30, 2020 from $29.2 million at March 31, 2020, and increased by $125 thousand from $32.9 million at December 31, 2019. The increase in the second quarter of 2020 was the result of $5.9 million in purchases and unrealized gains of $761 thousand, primarily offset by paydowns of $1.5 million and calls of $1.3 million.

Total deposits increased in the second quarter of 2020 by $69.9 million, or 11.26%, to $691.2 million at June 30, 2020 from $621.3 million at March 31, 2020, and increased $80.0 million, or 13.09% compared to $611.2 million at December 31, 2019. Total deposits increased by $92.5 million, or 15.46%, from June 30, 2019 to June 30, 2020. The increase during the second quarter of 2020 can be primarily attributed to funds provided to depositors as a result of the PPP loan program, as well as the Bank’s branch expansion into new markets in the fourth quarter of 2019 and first half of 2020. Total increases for the second quarter of 2020 included a $47.3 million increase in noninterest bearing deposits, while interest bearing deposits increased by $22.6 million over the same time period. The increase in interest bearing deposits was primarily due to a $10.5 million increase in saving accounts, a $5.2 million increase in interest bearing demand deposits, a $4.7 million increase in money market accounts, and a $2.5 million increase in time deposits.

Stockholders’ equity increased by $1.6 million, or 2.00%, to $83.1 million at June 30, 2020 from $81.5 million three months earlier, and increased $1.7 million, or 2.06%, from $81.4 million at December 31, 2019. The increase during the quarter was due to earnings of $1.1 million and a $602 thousand net change in unrealized gains during the quarter. Book value increased from $13.27 per share at December 31, 2019, and $13.43 per share at March 31, 2020, to $13.71 per share at June 30, 2020.

Results of Operations for the Three Months ended June 30, 2020 and 2019

Parkway recorded net income of $1.1 million, or $0.18 per share, for the quarter ended June 30, 2020 compared to net income of $1.7 million, or $0.28 per share, for the same period in 2019. Income tax expense totaled $258 thousand for the second quarter of 2020 compared to $411 thousand for the second quarter of 2019. Net income before income taxes totaled $1.4 million, or $0.22 per share, for the quarter ended June 30, 2020 compared to $2.1 million, or $0.35 per share, for the same period in 2019. Second quarter earnings represented an annualized return on average assets (“ROAA”) of 0.58% and an annualized return on average equity (“ROAE”) of 5.36% for the quarter ended June 30, 2020, compared to 1.03% and 8.92%, respectively, for the quarter ended June 30, 2019.

Total interest income increased by $71 thousand for the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019, while interest expense on deposits increased by $147 thousand over the same period. Interest income on loans increased by $300 thousand from the quarter ended June 30, 2019 compared to June 30, 2020. The increase in interest income was attributable primarily to the loan growth experienced in the second half of 2019 as well as an increase of $80.2 million in gross loans in the first half of 2020. The second quarter of 2020 included PPP loans originated, net fees of $278 thousand. Accretion of purchased loan discounts increased interest income by $259 thousand in the second quarter of 2020 compared to $395 thousand in the second quarter of 2019, representing a decrease of $136 thousand. Interest earnings from deposits with correspondents as well as federal funds sold decreased by $123 thousand for the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019, due to the Fed rate reductions during the second half of 2019 and first quarter of 2020. Interest earned on investments decreased by $109 thousand for the second quarter of 2020 compared the same period last year, primarily as a result of the changes in the portfolio balances in the quarterly comparisons.

Interest expense on deposits increased by $147 thousand for the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019, as a result of the increase in interest bearing deposit balances as discussed previously. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $48 thousand in the second quarter of 2020, compared to $103 thousand in the second quarter of 2019, representing a decrease of $55 thousand. Interest on borrowings increased $24 thousand for the second quarter of 2020 compared to the second quarter of 2019 as a result of $10.0 million in borrowings with the Federal Home Loan Bank during the second half of 2019 as well as borrowings of $5.4 million from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) in the second quarter of 2020.

The provision for loan losses was $414 thousand for the quarter ended June 30, 2020, compared to $276 thousand for the quarter ended June 30, 2019. The increase in the provision was due mainly to growth in the Bank’s loan portfolio as well as management’s assessment of the impact of the COVID-19 pandemic on certain qualitative and environmental factors. The reserve for loan losses at June 30, 2020 was approximately 0.72% of total loans, compared to 0.69% at June 30, 2019. The reserve ratio excluding $79.9 million of PPP loans would have been 0.82% at June 30, 2020. Since PPP loans carry a 100% government guaranty, management does not anticipate any material credit losses attributable to these loans. Management’s estimate of probable credit losses inherent in the acquired Great State loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans in addition to the previously acquired loan portfolio from the merger with Cardinal Bankshares Corporation (“Cardinal”). As of June 30, 2020, the remaining unaccreted discount on the acquired loan portfolios totaled $2.5 million.

Total noninterest income was $1.2 million in the second quarter of 2020 compared to $1.3 million in the second quarter of 2019. The decrease was primarily a result of a decrease in service charges on deposit accounts of $107 thousand, a decrease of $119 thousand in other income, offset by an increase in mortgage origination income of $126 thousand. Deposit account-based service charges and fees reflect the impact of waived deposit and transaction fees in the quarterly comparisons, as a result of the COVID-19 pandemic. Stimulus payments also led to a decrease in overdraft fees in the second quarter of 2020. The decrease of $119 thousand in other income was due to nonrecurring gains recognized from the sale of bank premises in the second quarter of 2019 totaling $121 thousand. Increased demand for mortgage products primarily driven by lowered interest rates resulted in mortgage origination fees of $252 thousand for the second quarter of 2020 compared to $126 thousand for the second quarter of 2019.

Total noninterest expenses increased by $461 thousand for the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019. Salary and benefit costs increased by $330 thousand due to the increase in employees, primarily from the addition of staffing in our newly opened Mocksville, Lenoir, Hickory, and Hudson, NC locations. In addition to branch staffing, the Bank added three commercial lenders to existing markets in the second half of 2019, whose salary and benefit costs therefore were not reflected in the 2019 second quarter numbers. Occupancy and equipment expenses increased by $61 thousand and data processing expenses increased by $105 thousand from the second quarter of 2019 to 2020, due to the addition of new branch facilities. Amortization of core deposit intangibles decreased by $26 thousand in the quarter to quarter comparison.

Income tax expense decreased by $153 thousand in the quarter to quarter comparison, totaling $258 thousand for the quarter ended June 30, 2020 compared to $411 thousand for the quarter ended June 30, 2019. The decrease was mainly due to the decrease in net income before taxes of $791 thousand in the quarterly comparison.

Results of Operations for the Six Months ended June 30, 2020 and 2019

For the six months ended June 30, 2020, total interest income increased by $270 thousand compared to the six-month period ended June 30, 2019. As noted in the above discussion, increases in interest income on loans due to loan growth and fees related to the PPP program was partially offset by decreases in interest rates and accretion of purchase discounts on acquired portfolios. Accretion of purchased loan discounts increased interest income by $705 thousand in the first six months of 2020 compared to $921 thousand in the first six months of 2019, representing a decrease of $216 thousand. Interest income on federal funds sold decreased by $176 thousand compared to the same period last year. Earnings for the first six months of 2020 represented an annualized ROAA of 0.75% and an annualized ROAE of 6.78%, compared to 1.02% and 8.87%, respectively, for the first six months of 2019.

Interest expense on deposits increased by $390 thousand for the six-months ended June 30, 2020 compared to the same period last year. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $108 thousand in the first six months of 2020, compared to $219 thousand in the first six months of 2019, representing a decrease of $111 thousand. Interest on borrowings increased by $45 thousand due to $10.0 million in borrowings from the Federal Home Loan Bank in September of 2019, and $5.4 million in borrowings through the PPPLF in the second quarter of 2020.

The provision for loan losses for the six-month period ended June 30, 2020 was $736 thousand, compared to $514 thousand for the six-month period ended June 30, 2019. During the first six months of 2020, Parkway recognized $25 thousand in net recoveries compared to $191 thousand in net charge-offs for the first six months of 2019. The increase in provision for the first half of 2020 was due primarily to the overall loan growth experienced in the second half of 2019 and first half of 2020 as well as management’s assessment of the potential impact from the COVID-19 pandemic.

Noninterest income increased by $297 thousand for the first six months of 2020, compared to the same period in 2019. The increase was mainly due to an increase in mortgage origination income of $171 thousand, and an increase in realized gains of $216 thousand, offset by a decrease in deposit account-based service charges and fees of $48 thousand, as previously discussed. As noted above nonrecurring gains from bank premise sales totaled $121 thousand in 2019, and nonrecurring gains realized on the sale of investments totaled $212 thousand in 2020. Excluding these nonrecurring transactions, noninterest income increased by $206 thousand for the six-month period ended June 30, 2020, compared to the same period last year.

Total noninterest expenses increased by $689 thousand for the six-month period ended June 30, 2020 compared to the same period in 2019. Salary and benefit cost increased by $642 thousand due to the increase in employees resulting from branch expansion into North Carolina markets as well as the addition of commercial lenders as discussed above. Occupancy and equipment expenses increased by $119 thousand and data processing expenses increased by $152 thousand from the first six months of 2019 to 2020, due to the addition of branch facilities. Amortization of core deposit intangibles decreased by $52 thousand for the first six months of 2020, compared to same period in 2019.

In total, income before taxes decreased by $779 thousand over the first six months of 2020 compared to the first six months of 2019. Income tax expense decreased by $152 thousand over the prior year, resulting in a decrease in net income of $627 thousand for the six months ended June 30, 2020, compared to the same period in 2019.

Coronavirus (COVID-19) Response

With the COVID-19 outbreak and declaration of a pandemic by the World Health Organization on March 11, 2020, the Company has remained focused on protecting the health and safety of its employees and customers, as well as the communities served, while continuing its business operations.

●	Operational Initiatives

o	Pandemic response team meets on at least a weekly basis and actively monitors local and state case data, as well as guidance released by regulators and banking associations.

o	All in-person meetings are closely managed and are held on an as needed basis.

o	Employees are working remotely, temporarily relocated or are working alternate days to increase social distancing.

o	Branch and operational offices are cleaned and sanitized regularly. Employees have access to masks, gloves and disinfectant.

o

Several of our branch lobbies are open to the public with limitations. Masks are required for entry, sneeze guards have been placed in customer facing areas, and social distancing signs have been placed on the floors. The remaining branches are utilizing drive through facilities and providing branch lobby services by appointment.

o	Management provides updates to employees and directors on a regular basis.

o	Call center hours have been increased to assist with customer inquiries.

●	Loan Deferment Requests

o

The Bank, like many other financial institutions, has received requests to defer principal and/or interest payments, and has agreed to such deferrals or is in the process of doing so on a case by case basis. The banking regulatory agencies, through an Interagency Statement dated April 7, 2020, are encouraging financial institutions to work prudently with borrowers who request loan modifications or deferrals as a result of COVID-19.

o

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), was signed into law on March 27, 2020, and provides over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for purposes of COVID-19 related modifications. A financial institution can then suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (“TDR”), and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. These loans are accruing interest, but the Bank is reserving for these loans separately.

o

The Bank began receiving request for loan deferments on March 23, 2020. The payment accommodation provided by the Bank is generally up to three months with the Bank retaining the sole option to extend the payment accommodation for an additional three months. Payments received upon the expiration of the payment accommodation period will generally be first applied to interest accrued, then towards escrow advances, and any remaining amount towards principal. As of July 31, 2020, the Bank had received 242 requests for loan payment deferment of approximately $63.6 million in loans, or 9.78% of the loan portfolio under the CARES Act. 146 of the deferrals totaling approximately $37.2 million had expired as of June 30, 2020. 17 of these deferments totaling approximately $8.8 million requested additional payment accommodations. 129 of these deferments totaling approximately $28.4 million had payments to resume no later than July 31 and had not requested another deferment.

●	Paycheck Protection Program

o	As a qualified Small Business Association (“SBA”) lender, we were automatically authorized to originate PPP loans and began taking applications on April 3, 2020.

o	Through July 31, 2020, the Bank had closed and funded approximately $81.1 million or 1,235 PPP loans.

o

The Bank had received approximately $3.1 million of processing fees from the SBA through June 30, 2020 and an additional $96 thousand during the month of July 2020. These fees, net of direct costs relating to the origination of these loans, have been deferred and are being amortized over the life of the loans. The amount of net deferred fees recorded to interest income through June 30, 2020 was approximately $278 thousand. Loan forgiveness payments will be treated as prepayments and recognized as they occur.

●	Liquidity and Capital Resources

o

Parkway was well positioned with adequate levels of cash and liquid assets as of June 30, 2020, as well as borrowing capacity of over $219.0 million. At June 30, 2020, Parkway’s equity to asset ratio was 10.46% and the Bank’s capital was in excess of regulatory requirements. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirements for additional capital each quarter. Parkway declared and paid dividends of $794 thousand, and had $867 thousand of stock repurchases for the first six months of 2020.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending June 30, 2020)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

June 30, 2020; March 31, 2020; December 31, 2019; June 30, 2019

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2020	2020	2019	2019
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$11,968	$12,704	$8,388	$7,948
Interest-bearing deposits with banks	36,835	36,176	34,861	11,102
Federal funds sold	236	204	1,138	14,012
Investment securities available for sale	33,006	29,170	32,881	41,096
Restricted equity securities	2,416	2,416	2,394	2,054
Loans	650,599	577,191	570,353	549,820
Allowance for loan losses	(4,654)	(4,252)	(3,893)	(3,818)
Net loans	645,945	572,939	566,460	546,002
Cash value of life insurance	18,071	17,963	17,855	17,629
Properties and equipment, net	26,074	25,950	23,437	20,990
Accrued interest receivable	2,576	1,936	2,072	2,212
Core deposit intangible	2,685	2,877	3,070	3,455
Goodwill	3,257	3,257	3,257	3,257
Deferred tax assets, net	1,588	970	985	1,091
Other assets	9,531	9,892	9,492	9,476
Total assets	$794,188	$716,454	$706,290	$680,324

Liabilities
Deposits
Noninterest-bearing	$219,845	$172,533	$165,900	$161,173
Interest-bearing	471,393	448,772	445,311	437,530
Total deposits	691,238	621,305	611,211	598,703

Borrowings	15,375	10,000	10,000	-
Accrued interest payable	126	204	132	111
Other liabilities	4,346	3,474	3,519	2,469
Total liabilities	711,085	634,983	624,862	601,283

Stockholders’ Equity
Common stock and surplus	39,885	39,952	40,752	41,425
Retained earnings	43,579	42,482	41,600	38,583
Accumulated other comprehensive loss	(361)	(963)	(924)	(967)
Total stockholders’ equity	83,103	81,471	81,428	79,041
Total liabilities and stockholders’ equity	$794,188	$716,454	$706,290	$680,324
Book value per share	$13.71	$13.43	$13.27	$12.76
Tangible book value per share	$12.73	$12.42	$12.24	$11.68

Asset Quality Indicators
Nonperforming assets to total assets	0.60%	0.65%	0.70%	0.79%
Nonperforming loans to total loans	0.73%	0.81%	0.87%	0.98%
Allowance for loan losses to total loans	0.72%	0.74%	0.68%	0.69%
Allowance for loan losses to nonperforming loans	97.65%	90.87%	78.19%	70.65%

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share amounts)	2020	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$7,440	$7,419	$7,140	$14,859	$14,261
Interest-bearing deposits in banks	26	127	40	153	98
Federal funds sold	-	3	109	3	179
Interest on securities	155	171	264	326	540
Dividends	50	18	47	68	61
	7,671	7,738	7,600	15,409	15,139
Interest expense
Deposits	827	833	680	1,660	1,270
Interest on borrowings	24	21	-	45	-
	851	854	680	1,705	1,270
Net interest income	6,820	6,884	6,920	13,704	13,869

Provision for loan losses	414	322	276	736	514
Net interest income after provision for loan losses	6,406	6,562	6,644	12,968	13,355

Noninterest income
Service charges on deposit accounts	269	421	376	690	736
Other service charges and fees	517	493	499	1,010	1,012
Net realized gains (losses) on securities	-	212	10	212	(4)
Mortgage origination fees	252	129	126	381	210
Increase in cash value of life insurance	108	108	108	216	216
Other income	22	98	141	120	162
	1,168	1,461	1,260	2,629	2,332
Noninterest expenses
Salaries and employee benefits	3,592	3,469	3,262	7,061	6,419
Occupancy and equipment	775	783	714	1,558	1,439
Foreclosed asset expense, net	-	-	1	-	2
Data processing expense	467	416	362	883	731
FDIC Assessments	60	15	72	75	144
Advertising	184	106	158	290	293
Bank franchise tax	122	110	111	232	222
Director fees	61	70	88	131	148
Professional fees	105	142	180	247	362
Telephone expense	99	84	66	183	180
Core deposit intangible amortization	192	193	218	385	437
Other expense	562	541	526	1,103	1,082
	6,219	5,929	5,758	12,148	11,459
Net income before income taxes	1,355	2,094	2,146	3,449	4,228

Income tax expense	258	418	411	676	828
Net income	$1,097	$1,676	$1,735	$2,773	$3,400

Net income per share	$0.18	$0.27	$0.28	$0.46	$0.55
Weighted average shares outstanding	6,066,704	6,121,616	6,206,022	6,094,160	6,209,629
Dividends declared per share	$0.00	$0.13	$0.00	$0.13	$0.12